Exhibit 99.1
Accretive Health Reports Second Quarter 2011 Financial Results
•	Projected Contracted Annual Revenue Run Rate increased 41% to a range of $883 million to $901 million

•	Net services revenue for the quarter increased 21% to $183.6 million

•	Non-GAAP Adjusted EBITDA up 68% to $20.7 million for the quarter

•	Non-GAAP adjusted diluted EPS was $0.12 for the quarter

•	Reaffirms 2011 full year guidance
Chicago, IL, August 10, 2011- Accretive Health, Inc. (NYSE: AH), a leading provider of comprehensive end-to-end healthcare revenue cycle management services and population health management services infrastructure, today announced financial results for the quarter ended June 30, 2011.
Financial Highlights — Second Quarter 2011
•	Net services revenue for the second quarter of 2011 was $183.6 million, an increase of $31.7 million, or 21%, over the second quarter of 2010.

•	Operating margin for the second quarter of 2011 was $47.1 million, an increase of $13.2 million, or 39%, over the second quarter of 2010.

•	Net income for the second quarter of 2011 was $8.6 million, an increase of $4.6 million, or 118%, as compared to the $3.9 million for the second quarter of 2010.

•	Non-GAAP adjusted EBITDA was $20.7 million for the second quarter of 2011, an increase of $8.4 million, or 68%, over the second quarter of 2010.

•	Diluted net income per common share was $0.08 for the second quarter of 2011, a 100% increase as compared to $0.04 recorded in the second quarter of 2010.

•	Non-GAAP adjusted net income per diluted common share was $0.12 for the second quarter of 2011, an increase of 71% over the second quarter of 2010.
Mary Tolan, Accretive Health’s Founder and Chief Executive Officer, said, “We are very pleased by the continuing momentum as demonstrated by our strong Projected Contracted Annual Revenue Run-Rate which at the midpoint increased by $119 million since our last earnings call. This addition to our PCARR is more than double the dollar amount of PCARR added between our fourth quarter 2010 and first quarter 2011 earnings calls. These additions produced a 41% year over year increase in PCARR. While our PCARR to date is exceeding our expectations, we recognize that the exact timing of contract signings can have a disproportionate impact on revenue in any single quarter. We continue to be positive about our annual revenue expectations and remain confident that the full year revenues will be within our guidance range. In addition, we believe we are managing our business well and our 2011 adjusted EBITDA is tracking to our annual plan.”
“Our five-year exclusive revenue cycle management agreement with the Beaumont Health System further validates the success of our differentiated RCM outsourcing solution. Further this agreement brings Accretive Health’s market share of acute care hospital volume to 65% of the Detroit market. We believe this leadership position demonstrates the potential that can be replicated in our other markets as they mature.”

“In addition, our Physician Advisory Services continued to gain traction during the quarter and today is contributing over $40 million to our PCARR.”
“As of today, we have $120 million to $140 million of potential PCARR in the contracting phase of our sales process.”
Revenues and Operating Results — Second Quarter ended June 30, 2011
Total net services revenue for the second quarter of 2011 grew to $183.6 million, a $31.7 million, or 21%, increase over the second quarter of 2010. Net base fee revenue was $149.1 million for the second quarter of 2011, an increase of $20.9 million over the second quarter of 2010. Incentive payments were $25.9 million during the second quarter of 2011, an increase of $5.8 million over the second quarter of 2010. Other services revenue was $8.6 million for the second quarter of 2011, an increase of $4.9 million over the second quarter of 2010.
Non-GAAP adjusted EBITDA for the quarter ended June 30, 2011 was $20.7 million, an increase of $8.4 million, or 68%, over the second quarter of 2010.
Net income for the second quarter of 2011 was $8.6 million, as compared to $3.9 million in the second quarter of 2010. Included in these results were non-cash employee stock based compensation expenses of $5.4 million and $3.6 million, respectively. After adjusting for these non-cash expenses on an after tax basis, our non-GAAP adjusted net income for the second quarter of 2011 was $11.8 million, as compared to $6.1 million in the second quarter of 2010. Non-GAAP adjusted net income per diluted common share was $0.12 for the second quarter of 2011, an increase of 71% over the adjusted net income per diluted common share of $0.07 in second quarter of 2010.
For the quarter ended June 30, 2011, cash provided by operating activities was $16.8 million. Cash used in operating activities for the six months ended June 30, 2011 totaled $28.5 million as compared to $2.3 million in the six months ended June 30, 2010. Of the 2011 total, $16.9 million represents the impact of excess tax benefits related to the exercise of stock options. Cash used in investing activities was $5.8 million for the six months ended June 30, 2011.
2011 Outlook
Based on the status of current contract negotiations and pipeline, Accretive Health confirms its 2011 guidance issued March 2, 2011. The Company expects its Projected Contracted Annual Revenue Run Rate at December 31, 2011 to exceed $900 million. Furthermore, for the year ended December 31, 2011, the Company expects net services revenues of $835 million to $850 million and non-GAAP adjusted EBITDA of $80 million to $86 million. The midpoint of the non-GAAP adjusted EBITDA guidance represents an 84% growth over the non-GAAP adjusted EBITDA for 2010. As a result of the seasonality of incentive payments and our ongoing investments in our Quality and Total Cost of Care service offering, we anticipate that approximately two thirds of 2011 adjusted EBITDA will be recognized in the second half of the year. In addition, the Company expects non-GAAP adjusted net income per diluted common share to be in the range of $0.42 to $0.45.
Conference Call
Accretive Health’s management will host a conference call beginning at 7:30 A.M. Central Time on August 10, 2011 to discuss the company’s quarterly results and business outlook. To participate, callers can dial 1(800) 561-2731 from within the U.S. or 1 (617) 614-3528 from any other country. Thereafter, callers will be prompted to enter the participant pass-code, 77416620.
For those who cannot participate in the call, a webcast replay will be available on Accretive Health’s investor relations website, at http://ir.accretivehealth.com in the “Webcasts and Presentations” section, after the end of the call.
About Accretive Health
Accretive Health is a leading provider of services to healthcare providers. Our business purpose is to help U.S. hospitals, physicians and other healthcare providers more efficiently manage their revenue cycle operations and population-based health management initiatives. Our distinctive operating model that includes people, processes and sophisticated integrated technology, which we refer to as our solutions, helps our customers realize sustainable improvements in their operating margins and improve the satisfaction of their patients, physicians and staff. Our customers typically are multi-hospital systems, including faith-based or community healthcare systems, academic medical centers and independent ambulatory clinics, and their affiliated physician practice groups. Our revenue cycle solution spans our customers’ entire revenue cycle, unlike competing services that we believe address only a portion of the revenue cycle or focus solely on cost reductions. Our revenue cycle management customers have historically achieved significant improvements in cash collections measured against the contractual amount due for healthcare services, which we refer to as net revenue yield. Our population health management infrastructure spans the entire healthcare delivery continuum and enables providers to manage the health of their patient populations delivering higher quality care while reducing aggregate cost of care.
Safe Harbor
This press release contains forward-looking statements, including statements regarding expectations for future financial and business performance and market growth, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in our Annual Report on Form 10-K filed with the SEC on March 18, 2011, under the heading “Risk Factors”. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that the expectations underlying any of our forward-looking statements are reasonable, these expectations may prove to be incorrect and all of these statements are subject to risks and uncertainties. Should one or more of these risks and uncertainties materialize, or should underlying assumptions, projections, or expectations prove incorrect, actual results, performance, or financial condition may vary materially and adversely from those anticipated, estimated, or expected.
All forward-looking statements included in this report are expressly qualified in their entirety by the foregoing cautionary statements. We wish to caution readers not to place undue reliance on any forward-looking statement that speaks only as of the date made and to recognize that forward-looking statements are predictions of future results, which may not occur as anticipated. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results, due to the uncertainties and factors described above, as well as others that we may consider immaterial or do not anticipate at this time. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. Our expectations reflected in our forward-looking statements can be affected by inaccurate assumptions we might make or by known or unknown uncertainties and factors, including those described above. The risks and uncertainties described above are not exclusive, and further information concerning us and our business, including factors that potentially could materially affect our financial results or condition, may emerge from time to time. We assume no, and we specifically disclaim any, obligation to update, amend, or clarify forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements. We advise you, however, to consult any further disclosures we make on related subjects in our periodic reports that we file with or furnish to the U.S. Securities and Exchange Commission.

Accretive Health, Inc.
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(In thousands, except share and per share amounts)
Net services revenue (1)	$183,587	$151,905	$347,301	$277,841
Costs of services	136,530	118,014	266,071	220,302

Operating margin	47,057	33,891	81,230	57,539
Other operating expenses:
Infused management and technology	21,210	16,148	40,742	31,057
Selling, general and administrative	12,618	10,309	26,858	17,877

Total operating expenses	33,828	26,457	67,600	48,934
Income from operations	13,229	7,434	13,630	8,605
Interest income, net	6	2	15	10

Net income before provision for income taxes	13,235	7,436	13,645	8,615
Provision for income taxes	4,682	3,517	4,932	4,383

Net income	$8,553	$3,919	$8,713	$4,232

Net income per common share
Basic	$0.09	$0.06	$0.09	$0.09
Diluted	0.08	0.04	0.09	0.05
Weighted average shares used in calculating net income per common share
Basic	96,569,081	61,660,729	95,869,632	49,642,701
Diluted	101,064,774	92,734,255	100,246,198	90,734,198

(1)	The components of net services revenue were:

Net base fees for managed service contracts	$149,112	$128,188	$290,844	$239,557
Incentive payments for managed service contracts	25,921	20,075	43,231	32,408
Other services	8,554	3,642	13,226	5,876

Net services revenue	$183,587	$151,905	$347,301	$277,841

Accretive Health, Inc.
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2011	2010
	(Unaudited)
	(In thousands, except share and per
	share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$150,297	$155,573
Accounts receivable, net of allowance for doubtful accounts of $1,746 and $1,582 at June 30, 2011 and December 31, 2010, respectively	92,007	53,894
Prepaid taxes	24,454	11,436
Prepaid assets	2,678	1,900
Due from related party	1,288	1,283
Other current assets	4,007	1,659

Total current assets	274,731	225,745
Deferred income tax	11,405	11,405
Furniture and equipment, net	24,384	21,698
Goodwill	1,468	1,468
Other, net	1,203	2,303

Total assets	$313,191	$262,619

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$30,264	$30,073
Accrued service costs	42,721	38,649
Accrued compensation and benefits	13,257	13,331
Deferred income tax	6,016	6,016
Other accrued expenses	5,894	6,062
Deferred revenue	19,335	21,857

Total current liabilities	117,487	115,988
Non-current liabilities:
Other non-current liabilities	3,940	3,912

Total non-current liabilities	3,940	3,912

Total liabilities	$121,427	$119,900

Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized, no shares issued and outstanding at June 30, 2011 and December 31, 2010	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 97,439,681 and 94,826,509 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	974	948
Additional paid-in capital	200,151	159,780
Non-executive employee loans for stock option exercises	—	(41)
Accumulated deficit	(9,121)	(17,834)
Cumulative translation adjustment	(240)	(134)

Total stockholders’ equity	191,764	142,719

Total liabilities and stockholders’ equity	$313,191	$262,619

Accretive Health, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended
	June 30,
	2011	2010
	(In thousands)
Operating activities:
Net income	$8,713	$4,232
Adjustments to reconcile net income to net cash used in operations:
Depreciation and amortization	4,114	2,562
Employee stock based compensation	11,338	5,542
Deferred income taxes	—	(2,277)
Excess tax benefits from equity-based awards	(16,902)	(1,284)
Changes in operating assets and liabilities:
Accounts receivable	(38,113)	(19,051)
Prepaid taxes	3,505	3,199
Prepaid and other current assets	(2,618)	(368)
Accounts payable	187	3,795
Accrued service costs	4,072	6,258
Accrued compensation and benefits	(74)	(3,881)
Other accrued expenses	(193)	1,413
Accrued income taxes	—	2,617
Deferred rent expense	27	852
Deferred revenue	(2,522)	(5,948)

Net cash used in operating activities	(28,466)	(2,339)

Investing activities:
Purchases of furniture and equipment	(4,260)	(2,357)
Acquisition of software	(2,521)	(2,646)
Collection (issuance) of note receivable	963	(757)

Net cash used in investing activities	(5,818)	(5,760)

Financing activities:
Proceeds from the initial public offering, net of issuance costs	—	83,756
Liquidation preference payment	—	(866)
Proceeds from issuance of common stock from employees’ stock option exercises	12,156	166
Collection of non-executive employees’ notes receivable	41	55
Excess tax benefit from equity-based awards	16,902	1,284

Net cash provided by financing activities	29,099	84,395

Effect of exchange rate changes on cash	(91)	(81)

Net increase (decrease) in cash and cash equivalents	(5,276)	76,215
Cash and cash equivalents at beginning of period	155,573	43,659

Cash and cash equivalents at end of period	$150,297	$119,874

Explanation of Operational Metrics
We define our Projected Contracted Annual Revenue Run-Rate as the expected total net services revenue for the subsequent twelve (12) months for all healthcare providers for which we are providing services that are under contract. We believe that our Projected Contracted Annual Revenue Run-Rate is a useful method to measure our overall business volume at a point in time and changes in the volume of business over time because it eliminates the time impact associated with the signing of new contracts during a quarterly or annual period. Actual revenues may differ from the projected amounts used for purposes of calculating Projected Contracted Annual Revenue Run-Rate, because, among other factors, the scope of services provided to existing customers may change and the incentive fees we earn may be more or less than expected depending on our ability to achieve projected increases in our customers’ net revenue yield and projected reductions in total medical cost of the customers’ patient population.
We define the contracting phase of our sales process as the final stage when we have reached general agreement with the potential customer on scope, business terms and conditions under which our services will be provided and the written contract is in the process of being negotiated and finalized for execution.
Explanation and Use of Non-GAAP Financial Measures
To provide investors with greater insight and a better understanding of how our management and board of directors analyze our financial performance and make operational decisions, we supplement our consolidated financial statements that are presented on a GAAP basis in this press release with the following non-GAAP financial measures: adjusted EBITDA, adjusted net income, and adjusted net income per diluted common share.
These non-GAAP financial measures should not be considered in isolation; they are in addition to, and are not a substitution, for financial performance measures under GAAP. These non-GAAP financial measures may be different from non-GAAP measures used by other companies. Further, we may utilize other measures to illustrate performance in the future. Non-GAAP measures have limitations since they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP.
We define non-GAAP adjusted EBITDA as net income (loss) before net interest income (expense), income tax expense (benefit), depreciation and amortization expense and share based compensation expense. We define non-GAAP adjusted net income as net income (loss) before share based compensation expense, net of the estimated tax impact of such expense. We define non-GAAP adjusted net income per diluted common share as non-GAAP adjusted net income applicable to common shareholders divided by the weighted average fully diluted common shares outstanding during the period as computed in accordance with GAAP.
We use non-GAAP adjusted EBITDA:
•	as a measure of operating performance, because it does not include the impact of items that we do not consider indicative of our core operating performance;

•	for planning purposes, including the preparation of our annual operating budget;

•	to allocate resources to enhance the financial performance of our business;

•	to evaluate the effectiveness of our business strategies; and

•	in communications with our board of directors and investors concerning our financial performance.
We believe that non-GAAP adjusted EBITDA, non-GAAP adjusted net income, and non-GAAP adjusted net income per diluted common share are useful to investors in evaluating our operating performance for the following reasons:
•	these and similar non-GAAP measures are widely used by investors to measure a company’s operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, capital structures and the methods by which assets were acquired;

•	securities analysts often use these and similar non-GAAP measures as supplemental measures to evaluate the overall operating performance of companies; and

•	by comparing our non-GAAP adjusted EBITDA in different historical periods, our investors can evaluate our operating results without the additional variations of interest income (expense), income tax expense (benefit), depreciation and amortization expense and share-based compensation expense.

We understand that, although measures similar to non-GAAP adjusted EBITDA and non-GAAP adjusted net income are frequently used by investors and securities analysts in their evaluation of companies, these measures have limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results of operations as reported under GAAP. Some of the limitations of these specific non-GAAP financial measures are:
•	non-GAAP adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or other contractual commitments;

•	non-GAAP adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	non-GAAP adjusted EBITDA and non-GAAP adjusted net income do not reflect share-based compensation expense;

•	non-GAAP adjusted EBITDA does not reflect cash requirements for income taxes; and

•	non-GAAP adjusted EBITDA does not reflect net interest income (expense).
Non-GAAP Adjusted EBITDA
The following table presents a reconciliation of non-GAAP adjusted EBITDA to net income, the most comparable GAAP measure (unaudited; in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net income	$8,553	$3,919	$8,713	$4,232
Net interest income (a)	(6)	(2)	(15)	(10)
Provision for income taxes	4,682	3,517	4,932	4,383
Depreciation and amortization expense	2,117	1,309	4,114	2,562

EBITDA	$15,346	$8,743	$17,744	$11,167
Stock compensation expense (b)	5,362	3,590	11,338	5,542

Non-GAAP Adjusted EBITDA	$20,708	$12,333	$29,082	$16,709

(a)	Net interest income represents earnings from our cash and cash equivalents. No debt or other interest-bearing obligations were outstanding during any of the periods presented.

(b)	Stock compensation expense represents the share-based compensation expense reflected in our financial statements.
Non-GAAP Adjusted Net Income and Non-GAAP Adjusted Net Income per Diluted Common Share
The following table presents a reconciliation of non-GAAP adjusted net income to net income, the most comparable GAAP measure, details how we calculate non-GAAP adjusted net income per diluted common share, and reconciles non-GAAP adjusted net income per diluted common share to fully diluted earnings per common share, the most comparable GAAP measure (unaudited; in thousands, except share and per share amounts):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Non-GAAP Adjusted Net Income
GAAP net income per common share	$8,553	$3,919	$8,713	$4,232
Add: Stock compensation expense (a)	5,362	3,590	11,338	5,542
Less: Tax impact of Stock compensation expense (b)	2,145	1,436	4,535	2,217

Adjusted net income	$11,770	$6,073	$15,516	$7,557

Weighted average common shares, diluted	101,064,774	92,734,255	100,246,198	90,734,198

Non-GAAP adjusted net income per diluted common share	$0.12	$0.07	$0.15	$0.08

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Non-GAAP Adjusted Net Income per Diluted Share
GAAP fully diluted earnings per common share	$0.08	$0.04	$0.09	$0.05
Add: Stock compensation expense (a)	0.05	0.04	0.11	0.06
Less: Tax impact of Stock compensation expense (b)	0.01	0.01	0.05	0.03

Non GAAP adjusted net income per diluted share	$0.12	$0.07	$0.15	$0.08

(a)	Stock compensation expense represents the share-based compensation expense reflected in our financial statements.

(b)	Tax impact calculated using a tax rate of 40% which excludes the impact of state taxes on gross receipts.
Accretive Health, Inc.
Gary Rubin, Senior Director of Finance, (312) 324-7813
investorrelations@accretivehealth.com